EXHIBIT 99.2

News Release Dated June 9, 2003

NEWS RELEASE

For More Information Contact:

Robert V. Dickinson, President and CEO

(408) 263-3214

bobd@calmicro.com

David L. Wittrock Joins California Micro Devices Board of Directors

MILPITAS, Calif., Jun 9, 2003—California Micro Devices (Nasdaq: CAMD) today announced that David L. Wittrock has joined its Board of Directors. He replaces J. Daniel McCranie, who has left the Board due to other commitments. Wittrock has previously served as vice president, finance and business affairs for Rioport Inc. and as a tax partner at KPMG, LLP. He is currently a tax and financial consultant to high-technology and healthcare companies.

“I want to welcome Dave to our Board and look forward to having the benefit of his experience and expertise as we chart the future course of California Micro Devices,” said Robert V. Dickinson, president and CEO. “I also want to wish Dan continued success and thank him for his many contributions to California Micro Devices over the past five years.”

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and high-brightness LED lighting markets. Key products include application-specific integrated passive (ASIP(TM)) devices and power management ICs as well as silicon sub-mounts for high-brightness LEDs. Detailed corporate and product information may be accessed at www.calmicro.com.

NOTE: ASIP(TM) is a trademark of California Micro Devices. All other trademarks are property of their respective owners.